Exhibit 99.1

Graham Holdings Company to Sell

Headquarters Building to Carr Properties

WASHINGTON—November 27, 2013—THE WASHINGTON POST COMPANY (effective November 29, 2013, Graham Holdings (NYSE: GHC)) announced today that Carr Properties will purchase the Company’s headquarters building in downtown Washington, DC.  The sale also includes the land at 1100 15th Street, NW.  The sale is contingent upon the successful completion of a due diligence period and is expected to take place at the end of March 2014.  The sale price is approximately $159 million.

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Graham Holdings (NYSE: GHC), formerly The Washington Post Company, is a diversified education and media company whose principal operations include educational services, television broadcasting, cable television systems, and online, print and local TV news.

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Contact:            Rima Calderon

                        rima@ghco.com

                        (301) 996-6350